Exhibit 4.1

Execution Copy

SPECIAL PURPOSE ACQUISITION RIGHTS AGREEMENT

THIS SPECIAL PURPOSE ACQUISITION RIGHTS AGREEMENT (this “Agreement”), dated as of September 29, 2023, is by and between Pershing Square SPARC Holdings, Ltd., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation (“Continental”).

RECITALS

WHEREAS, the Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other business combination transaction with one or more businesses (a “Business Combination”);

WHEREAS, pursuant to a registration statement on Form S-1, No. 333-261376 (as amended from time to time, the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “Commission”), the Company intends to distribute (the “Distribution”), for no cost, up to 61,111,111 subscription warrants of the Company referred to as special purpose acquisition rights (each a “SPAR” and collectively, the “SPARs”), with each such SPAR exercisable at a future date in connection with the Business Combination to purchase two Public Shares (as defined below), at a minimum exercise price of $10.00 per Public Share; and

WHEREAS, the Company desires to appoint Continental as the rights agent and registrar for the SPARs, and Continental desires to accept such appointment, in each case pursuant to the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1 Definitions. As used herein, the following terms will have the following meanings:

“Abandonment” has the meaning set forth in Section 2.5(c).

“Affiliate” means in relation to any Person, another Person that, directly or indirectly, controls, is controlled by, or is under common control with, such first Person (as used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Aggregate Number of Registered Beneficial SPARs” has the meaning set forth in Section 2.8(c)(iv).

“Beneficial SPAR Holder” means an ultimate beneficial owner who holds its SPARs through an account at a Registered Beneficial SPAR Holder.

“Board” means the board of directors of the Company.

“Book-Entry Certificates” has the meaning set forth in Section 2.8(c)(iv).

“Business Combination” has the meaning set forth in the Recitals.

“Business Combination Registration Statement” means the post-effective amendment to the Registration Statement (or such other registration statement under the securities laws) filed with the Commission following entry into a Definitive Agreement, including any subsequent amendments thereto, which will contain a prospectus with information regarding the proposed Business Combination and which will be distributed to SPAR holders in accordance with applicable Law after it has been declared effective.

“Business Day” means any day other than a Saturday, Sunday or a day on which trading on the New York Stock Exchange or the OTCQX Best Market (or, in the event SPARs are then trading on a market other than the OTCQX Best Market, such other market) does not occur for the full day.

“Charter” means the Third Amended and Restated Certificate of Incorporation of the Company.

“Claim” has the meaning set forth in Section 3.6.

“Closing” means the consummation of the Business Combination.

“Closing Period” has the meaning set forth in Section 2.9(a).

“Commission” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the caption to this Agreement.

“Continental” has the meaning set forth in the caption to this Agreement.

“Continuing Company” means the publicly-traded company surviving the Business Combination, whether such Entity is the Company or another Entity.

“Custodial Account” has the meaning set forth in Section 2.8(g)(v).

“Custodial Agreement” has the meaning set forth in Section 2.8(g)(v).

“Custodian” has the meaning set forth in Section 2.8(g)(v).

“Definitive Agreement” means a definitive agreement to be entered into by the Company with respect to the Business Combination.

“Disclosure Period” has the meaning set forth in Section 2.7(a).

“Disclosure Period Closing Conditions” means all express closing conditions contained in the Definitive Agreement other than those that are capable of satisfaction only as of the Closing.

“Distribution” has the meaning set forth in the Recitals.

“Distribution Effective Time” has the meaning set forth in Section 2.3(e).

“DTC” means The Depository Trust Company or any successor thereto.

“DTC Eligibility Application” has the meaning set forth in Section 2.7(h).

“DTC Eligibility Approval” has the meaning set forth in Section 2.7(h).

“DTC Mandatory Reorganization” has the meaning set forth in Section 2.8(c)(iv).

“DTC Mandatory Reorganization Announcement” has the meaning set forth in Section 2.8(c)(ii).

“DTC Mandatory Reorganization Effective Date” has the meaning set forth in Section 2.8(c)(ii).

“DTC Participant” means any Person that has a participant account with DTC.

“DTC Participant Escrow CUSIP Holders” has the meaning set forth in Section 2.3(b).

“Election” has the meaning set forth in Section 2.8(f).

“Election Period Announcement 8-K” has the meaning set forth in Section 2.8(b).

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Escrow CUSIP Register” has the meaning set forth in Section 2.3(d).

“Escrow CUSIP(s)” means, collectively, the Escrow CUSIP(s) (Common Stock) and the Escrow CUSIP(s) (Warrants).

“Escrow CUSIP(s) (Common Stock)” means CUSIP number 71531R109, which was established by the DTC at the instruction of an affiliate of the Company with respect to the shares of common stock of PSTH at a rate of one (1) Escrow CUSIP (Common Stock) per share of PSTH common stock, resulting in the initial establishment on the books and records of DTC of 200,000,000 Escrow CUSIPs (Common Stock).

“Escrow CUSIP(s) (Warrants)” means CUSIP number 71531R117, which was established by the DTC at the instruction of an affiliate of the Company with respect to the distributable redeemable warrants of PSTH at a rate of one (1) Escrow CUSIP (Warrants) per distributable redeemable warrant of PSTH, resulting in the initial establishment on the books and records of DTC of 22,222,222 Escrow CUSIPs (Warrants).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Extended Closing Period Deadline” has the meaning set forth in Section 2.9(e).

“Final Escrow CUSIPs (Common Stock) Amount” has the meaning set forth in Section 2.3(d)(i).

“Final Escrow CUSIPs (Warrants) Amount” has the meaning set forth in Section 2.3(d)(i).

“Final Exercise Price per Public Share” means the exercise price per Public Share of the SPARs, which will be at least $10.00 per Public Share and which will be publicly announced by the Company as set forth in Section 2.7(b).

“Final Trading Time” means 5:00 p.m. New York time on the date that is two (2) Business Days prior to the last day of the SPAR Holder Election Period.

“Former PSTH Registered Holder” means any Person, other than DTC, that was set forth on the books and records of Continental, as transfer agent of PSTH, as a registered holder of PSTH common stock or PSTH distributable redeemable warrants as of the close of business on July 25, 2022.

“Law” means any foreign, federal, state, or local law, rule, judgment, order, regulation, statute, ordinance, code, decision, injunction, order, decree or requirement of any Relevant Authority.

“Listing Approval” has the meaning set forth in Section 2.7(i).

“Materially Adverse Amendment” means any amendment to our Charter or the Definitive Agreement, or any proposed amendment to this Agreement, that in the good-faith, reasonable judgment of the Company’s independent directors, would have a materially adverse impact on SPAR holders; provided that any amendment to the Definitive Agreement entered into during the Closing Period in order to permit us to raise additional funds to satisfy financing or other closing conditions set forth in the Definitive Agreement will not be deemed to be a Materially Adverse Amendment so long as (i) the additional funds are raised by selling additional Public Shares to third parties (or to the Additional Forward Purchaser or other of our affiliates) in private placements at a price no less than the Final Exercise Price per Public Share and (ii) the number of such Public Shares sold, together with the Public Shares issued in respect of SPARs elected to be exercised, does not exceed the total number of Public Shares that would have been issued had all SPARs issued and outstanding immediately prior to the commencement of the SPAR Holder Election Period been elected to be exercised.

“Permitted Transfer” means a transfer of SPARs (a) upon the death of a Registered SPAR Holder or a Registered Beneficial SPAR Holder by will or intestacy; (b) by instrument to an inter vivos or testamentary trust in which the SPARs are to be passed to beneficiaries upon the death of the trustee; (c) pursuant to a court order; (d) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution of any partnership, limited liability company, corporation or other Entity; (e) in the case of SPARs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary; or (f) to the Company as provided in Section 2.5(e).

“Person” means an individual, group (including a “group” under Section 13(d) of the Exchange Act), corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other Entity or any Relevant Authority.

“Prohibited State” has the meaning set forth in Section 2.4.

“Prohibited State Escrow CUSIP(s)” means, collectively, the Prohibited State Escrow CUSIP(s) (Common Stock) and the Prohibited State Escrow CUSIP(s) (Warrants).

“Prohibited State Escrow CUSIPs (Common Stock)” has the meaning set forth in Section 2.3(c)(i).

“Prohibited State Escrow CUSIPs (Warrants)” has the meaning set forth in Section 2.3(c)(i).

“Prohibited State Exempt Distribution” has the meaning set forth in Section 2.3(c)(ii).

“Prohibited State Exempt Distribution Effective Time” has the meaning set forth in Section 2.3(e).

“Prohibited State Exempt Holders” has the meaning set forth in Section 2.3(c)(ii).

“Prohibited State Holders” has the meaning set forth in Section 2.3(c)(ii).

“PSOP System” has the meaning set forth in Section 2.8(g)(ii).

“PSTH” means Pershing Square Tontine Holdings, Ltd., a special purpose acquisition company formerly listed on the New York Stock Exchange that did not enter into an initial business combination within the prescribed time period set forth in its constituent documents and subsequently dissolved.

“Public Shares” are to the common shares of the Continuing Company issuable upon exercise of the SPARs at the Closing.

“Registered Beneficial SPAR Holder” has the meaning set forth in Section 2.3(d)(ii)(2).

“Registered SPAR Holder” has the meaning set forth in Section 2.3(d)(ii)(1).

“Registration Statement” has the meaning set forth in the Recitals.

“Relevant Authority” means any foreign, United States, federal, state or local governmental court, commission, board, bureau, or other regulatory authority or agency.

“Search Period” has the meaning set forth in Section 2.6(a).

“Securities Act” means the Securities Act of 1933, as amended.

“SPAR” and “SPARs” have the meaning set forth in the Recitals.

“SPAR Holder Election Period” has the meaning set forth in Section 2.8(a).

“SPAR Register” has the meaning set forth in Section 2.3(d).

“SPAR Rights Agent” has the meaning set for the Section 2.1, until a successor SPAR Rights Agent will have become such pursuant Section 3.2, and thereafter “SPAR Rights Agent” will mean such successor SPAR Rights Agent.

“SPR” and “SPRs” have the meaning set forth in Section 2.3(b).

“SPR Establishment Date” has the meaning set forth in Section 2.3(a).

“State” has the meaning set forth in Section 2.4.

“Tax” means all national, federal, state, local or other taxes imposed by the United States or any other Relevant Authority, including income, gain, profits, windfall profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, universal social charge, pay related social insurance and other similar contributions, sales, employment, unemployment, disability, use, property, gift tax, inheritance tax, unclaimed property, escheat, withholding, excise, production, value added, goods and services, trading, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties, surcharges and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, whether disputed or not.

Section 1.2 Construction. Except as otherwise explicitly specified to the contrary, (a) references to a Section means a Section of this Agreement unless another agreement is specified, (b) the word “including” (in its various forms) means “including without limitation,” (c) references to a particular statute or regulation include all rules and regulations thereunder and any successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and singular form, respectively, and (e) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement.

ARTICLE II

SPECIAL PURPOSE ACQUISITION RIGHTS

Section 2.1 Appointment of SPAR Rights Agent. The Company hereby appoints Continental to act as the rights agent and registrar for the SPARs (in such capacity, the “SPAR Rights Agent”), and the SPAR Rights Agent hereby accepts such appointment and agrees to perform the duties of the SPAR Rights Agent in accordance with the terms and conditions set forth in this Agreement.

Section 2.2 Entitlement. Upon issuance at the Distribution Effective Time or the Prohibited State Exempt Distribution Effective Time, as applicable, each issued SPAR will represent the right of a Registered SPAR Holder or a Beneficial SPAR Holder to elect to purchase from the Continuing Company two (2) Public Shares, upon payment by the Registered SPAR Holder or Beneficial SPAR Holder, as the case may be, of the Final Exercise Price per Public Share and the consummation of the Business Combination in accordance with the terms of the Definitive Agreement and pursuant to the terms set forth in this Agreement, subject to, in all cases, the prior expiration of the SPARs pursuant to Section 2.5(c).

Section 2.3 SPAR Register; Time of Issuance; Notice.

(a) Notice of Termination of Account to Account Transfers. On September 18, 2023, the Company provided written instruction to DTC to no longer permit account to account transfers with respect to the Escrow CUSIPs (the date on which DTC has effectuated such instruction, the “SPR Establishment Date”).

(b) Delivery of SPR. Promptly after the SPR Establishment Date and prior to the date hereof, the Company procured from DTC and delivered to the SPAR Rights Agent a Security Position Report (each, an “SPR” and collectively, “SPRs”) with respect to each of the Escrow CUSIPs listing the DTC Participants with respect to whom each of the Escrow CUSIPs has been established on the records of DTC as of such date (“DTC Participant Escrow CUSIP Holders”), including the number of each of the respective Escrow CUSIPs that have been established with respect to each such DTC Participant Escrow CUSIP Holder.

(c) Letter of Confirmation; Prohibited State Escrow CUSIPs; Failed Trades; Cooperation with Solicitation Agent; Instruction.

(i) Letter of Confirmation. Promptly following the Distribution Effective Time, the Company and the SPAR Rights Agent will jointly provide to each DTC Participant Escrow CUSIP Holder a letter of confirmation (i) setting forth (a) the number of each of the Escrow CUSIPs that has been established with respect to such DTC Participant Escrow CUSIP Holder as set forth on the SPRs and (b) a list of Prohibited States, if any, and (ii) requiring the DTC Participant Escrow Holder to certify, as a condition to such DTC Participant Escrow CUSIP Holder being issued SPARs as a Registered Beneficial SPAR Holder, as to (a) the accuracy of the information set forth in clause (i)(a) above based on the books and records of such DTC Participant Escrow CUSIP Holder and (b) the aggregate number of Escrow CUSIPs (Common Stock) and Escrow CUSIPs (Warrants), respectively, established in respect of such DTC Participant Escrow CUSIP Holder with respect to customer accounts in which the ultimate customer account holder, based on the books and records of the DTC Participant Escrow CUSIP Holder, is located in a Prohibited State (such aggregate numbers with respect to such DTC Participant Escrow CUSIP Holder, respectively, the “Prohibited State Escrow CUSIPs (Common Stock)” and the “Prohibited State Escrow CUSIPs (Warrants)”).

(ii) Prohibited State Exemptions. If there are one or more Prohibited States and the Company determines that the applicable Law of a Prohibited State would permit the distribution of SPARs to some or all of the holders of Prohibited State Escrow CUSIPs (Common Stock) or Prohibited State Escrow CUSIPs (Warrants) (in each case, “Prohibited State Holders”) pursuant to the availability of an exemption for “institutional investors”, institutional buyers” or a similar designation pursuant to the applicable Law of a Prohibited State, the Company will, promptly following the Registration Statement having become effective, issue a public press release (which the Company will also file on a Current Report on Form 8-K) listing the Prohibited States and setting forth the documentation the Company will require from Prohibited State Holders in order to establish that such Person (i) was a holder of Escrow CUSIPs as of the Distribution Effective Time and (ii) qualifies as an “institutional investor”, “institutional buyer” or similar designation, as applicable, under the applicable Law of such relevant Prohibited State. In the event that the Company determines to its satisfaction that such documentation has been provided and that SPARs may be lawfully distributed to any such Prohibited State Holder (“Prohibited State Exempt Holders”), the Company shall carry out a distribution of SPARs to such Prohibited State Exempt Holders (the “Prohibited State Exempt Distribution”) as set forth in this Agreement no later than thirty (30) calendar days following the time at which the Registration Statement becomes effective.

(iii) Failed Trades. In the event that a DTC Participant Escrow CUSIP Holder certifies in writing to the Company that some or all of the Escrow CUSIPs identified on the SPRs as being established with respect to such DTC Participant Escrow CUSIP Holder (i) are in respect of shares of PSTH common stock or PSTH distributable redeemable warrants that were transferred from such DTC Participant Escrow CUSIP Holder (as seller) to another DTC Participant or other Person (as buyer) in a bona fide sale transaction on or before the close of trading on the NYSE on July 25, 2022 (or were required to be to be delivered to another DTC Participant or other Person (as deliveree) in respect of a bona fide stock loan or pledge of PSTH common stock or PSTH distributable redeemable warrants that were contractually required to be delivered on or before the close of trading on the NYSE on July 25, 2022) and (ii) such bona fide sale or other bona fide transaction failed to settle in a manner that permitted the Escrow CUSIPs to be validly established with respect to such DTC Participant or other Person (as buyer or deliveree, as applicable) on the applicable SPR, then the Company may, in its sole discretion and after submission to the Company of certifications of the DTC Participant Escrow CUSIP Holder reasonably acceptable to the Company as to the foregoing matters, instruct the SPAR Rights Agent in writing to reflect the SPARs relating to such Escrow CUSIPs to be issued to such DTC Participant or other Person (as buyer or deliveree, as applicable) on the SPAR Register (and to reduce the issuance of SPARs to the DTC Participant Escrow CUSIP Holder (as seller or deliveror, as applicable) in an equal amount); provided that no such issuance and reduction shall be permitted after the date that is 30 days from the effectiveness of the Registration Statement.

(iv) Solicitation Agent. The SPAR Rights Agent acknowledges that the Company has engaged and may continue to engage, in its sole discretion, a solicitation agent to assist in procuring from the respective DTC Participant Escrow CUSIP Holders the number of Prohibited State Escrow CUSIPs (Common Stock) and Prohibited State Escrow CUSIPs (Warrants) held by each DTC Participant Escrow CUSIP Holder, and to assist in any communications relating to potential Prohibited State Exempt Holders, and the SPAR Rights Agent will assist and coordinate with any such solicitation agent in a commercially reasonable manner.

(v) Company Instruction. In the event that any DTC Participant Escrow CUSIP Holder does not provide the letter of confirmation required pursuant to Section 2.3(c)(i), the Company will instruct the SPAR Rights Agent in writing with respect to the number of Escrow CUSIPs (Common Stock) and Escrow CUSIPs (Warrants), if any, which will be deemed to be held by such DTC Participant Escrow CUSIP Holder for purposes of the Distribution, subject in all cases to Section 2.4 hereof.

(d) Establishment of SPAR Register. As soon as reasonably practicable after the Distribution Effective Time (but in no event later than 30 days after the Distribution Effective Time), the SPAR Rights Agent will establish an electronic Distribution Escrow CUSIP Register (the “Escrow CUSIP Register”) and an electronic SPAR register (the “SPAR Register”):

(i) Final Escrow CUSIPs Amount. The Escrow CUSIP Register will contain (1) a Final Escrow CUSIP (Common Stock) Register, which will set forth for each DTC Participant Escrow CUSIP Holder the final number of Escrow CUSIPs (Common Stock) on which the Distribution of SPARs will be based, calculated as (x) the number of Escrow CUSIPs (Common Stock) with respect to such DTC Participant Escrow CUSIP Holder as set forth on the SPR less (y) the number of Prohibited State Escrow CUSIPs (Common Stock) with respect to such DTC Participant Escrow CUSIP Holder, if any, as established pursuant to Section 2.3(c) hereof (the “Final Escrow CUSIPs (Common Stock) Amount”) and (2) a Final Escrow CUSIP (Warrants) Register, which will set forth for each DTC Participant Escrow CUSIP Holder the final number of Escrow CUSIPs (Warrants) on which the Distribution of SPARs will be based, calculated as (x) the number of Escrow CUSIPs (Warrants) with respect to such DTC Participant Escrow CUSIP Holder as set forth on the SPR less (y) the number of Prohibited State Escrow CUSIPs (Warrants) with respect to such DTC Participant Escrow CUSIP Holder, if any, as established pursuant to Section 2.3(c) hereof (the “Final Escrow CUSIPs

(Warrants) Amount”). Each of the Final Escrow CUSIP (Common Stock) Register and the Final Escrow CUSIP (Warrants) Register will include (i) an “Undelivered Letter of Confirmation Account” setting forth any Escrow CUSIPs (Common Stock) and Escrow CUSIPs (Warrants) not deemed to be held by a DTC Participant Escrow CUSIP Holder for purposes of the Distribution as a result of the failure of such DTC Participant Escrow CUSIP Holder to deliver a letter of confirmation to the Company as contemplated by Section 2.3(c)(i), if so instructed in writing by the Company to the SPAR Rights Agent pursuant to Section 2.3(c)(v) and (ii) an aggregate “PREM Balance Account” to reflect Escrow CUSIPs deleted from DTC records in connection with DTC’s positional removal eligibility functionality, in each case in order to reconcile the aggregate Final Escrow CUSIPs (Common Stock) Amount and the aggregate Final Escrow CUSIPs (Warrants) Amount to the aggregate number of Escrow CUSIPs (Common Stock) and Escrow CUSIPs (Warrants) established in respect of shares of PSTH common stock and PSTH distributable redeemable warrants, respectively, upon the liquidation of PSTH (i.e., 200,000,000 Escrow CUSIPs (Common Stock) and 22,222,222 Escrow CUSIPs (Warrants)).

(ii) SPAR Holders. The SPAR Register will contain the name of each:

(1) (a) Former PSTH Registered Holder and the number of SPARs to be held by such Former PSTH Registered Holder immediately after the Distribution Effective Time, calculated in each case as (x) with respect to Former PSTH Registers Holders of PSTH common stock, 1 SPAR per each 4 shares of PSTH common stock as set forth on the books and records of Continental, as transfer agent of PSTH, and (y) with respect to Former PSTH Registered Holders of PSTH distributable redeemable warrants, 1 SPAR per each 2 distributable redeemable warrants as set forth on the books and records of Continental, as warrant agent of PSTH and (b) upon the Prohibited State Exempt Distribution Effective Time, each Prohibited State Exempt Holder and the number of SPARs to be held by such Prohibited State Exempt Holder immediately following the Prohibited State Exempt Distribution Effective Time, calculated in each case as (x) with respect to Prohibited State Escrow CUSIPs (Common Stock) that were established in respect of such Prohibited State Exempt Holders, 1 SPAR per each 4 Prohibited State Escrow CUSIPs (Common Stock) and (y) with respect to Prohibited State Escrow CUSIPs (Warrants) that were established in respect of such Prohibited State Exempt Holders, 1 SPAR per each 2 Prohibited State Escrow CUSIPs (Warrants) (each of which Persons and Entities (or their Permitted Transferees) will be referred to herein from and after the Distribution Effective Time or the Prohibited State Exempt Distribution Effective Time, as the case may be, as a “Registered SPAR Holder”); and

(2) DTC Participant Escrow CUSIP Holder and the number of SPARs to be held by such DTC Participant Escrow CUSIP Holders immediately after the Distribution Effective Time, calculated in each case as (x) with respect to each DTC Participant Escrow CUSIP Holder with respect to which Escrow

CUSIPs (Common Stock) were established, 1 SPAR per each 4 Escrow CUSIPs (Common Stock) included in the Final Escrow CUSIPs (Common Stock) Amount and (y) with respect to each DTC Participant Escrow CUSIP Holders with respect to which Escrow CUSIP (Warrants) were established, 1 SPAR per each 2 Escrow CUSIPs (Warrants) included in the Final Escrow CUSIPs (Warrants) Amount (each of which Persons and Entities (or their Permitted Transferees) (as defined herein) will be referred to herein from and after the Distribution Effective Time as a “Registered Beneficial SPAR Holder”);

provided, however, that with respect to each Registered SPAR Holder and Registered Beneficial SPAR Holder, no fractional SPARs will be issued, no cash will be paid in lieu thereof, and any fractional amount will be rounded down to the nearest whole number.

(e) Effective Time of Issuance. Subject to Section 2.4, the SPARs (other than those issued to Prohibited State Exempt Holders, if any) will be deemed to have been issued, and the Distribution will be deemed to have occurred, at 9:00 a.m. New York time on the day after the Registration Statement has become effective (the “Distribution Effective Time”). Subject to Section 2.4, the SPARs issued to Prohibited State Exempt Holders, if any, will be deemed to have been issued, and the distribution of such SPARs will be deemed to have occurred, at 9:00 a.m. New York time on the date that is 30 days after the Registration Statement has become effective (or, if such date is not a Business Day, the preceding Business Day) (the “Prohibited State Exempt Distribution Effective Time”). For the avoidance of doubt, the SPARs will be issued without the payment of any amount therefor by the recipients thereof.

(f) Notices to SPAR Holders and Holders of Prohibited Escrow CUSIP(s). Promptly following the Prohibited State Exempt Distribution Effective Time:

(i) the Company and the SPAR Rights Agent will jointly provide notice in the form set forth as Exhibit A to each Registered SPAR Holder and each Registered Beneficial SPAR Holder (1) setting forth the number of SPARs issued to and registered in the name of such Registered SPAR Holder and Registered Beneficial SPAR Holder, (2) describing the restrictions on transfer of SPARs and the nullity of any purported transfer of SPARs other than a Permitted Transfer, (3) setting forth such other information as reasonably directed by the Company and (4) instructing each Registered Beneficial SPAR Holder to notify its respective Beneficial SPAR Holders of the matters set forth in the notice; and

(ii) the Company and the SPAR Rights Agent will jointly provide notice in the form set forth as Exhibit B to each Registered Beneficial SPAR Holder (1) setting forth the number of SPARs that were not issued to and registered the name of such Registered Beneficial SPAR Holder in respect of Prohibited State Escrow CUSIPs, (2) setting forth such other information as reasonably directed by the Company and (3) instructing each Registered Beneficial SPAR Holder to notify its respective account holders located in Prohibited States of the matters set forth in the notice.

(g) SPAR Register Maintenance; Revision to Correct Errors. From and after the establishment of the SPAR register in accordance with Section 2.3(d), the SPAR Rights Agent will maintain the SPAR Register for the purposes of (i) recording Permitted Transfers thereof and (ii) effecting the DTC Mandatory Reorganization. In furtherance of the foregoing, in the event that the Company becomes aware of any inaccuracy or error contained in the SPAR Register, the Company may, in its sole discretion, deliver written instructions to the SPAR Rights Agent to correct the SPAR Register, and the SPAR Rights Agent will effect such revision.

Section 2.4 Blue Sky Matters. The Company will use commercially reasonable efforts to register the Distribution in any state or territory within the United States of America (“State”) in which the Distribution is required to be registered pursuant to the state securities laws thereof. Notwithstanding anything to the contrary set forth in this Agreement, if (i) the Distribution is required to be registered in any State pursuant to state securities laws, (ii) no valid exemption for the Distribution is available under such laws, and (iii) the Distribution is not registered in any such state (a “Prohibited State”), then any purported Distribution of the SPARs to a holder of Prohibited State Escrow CUSIPs located in such Prohibited State (other than to a Prohibited State Exempt Holder) will be void ab initio and of no effect and the Company and the SPAR Rights Agent will cooperate in taking commercially reasonable steps to notify each of such Persons that the purported Distribution of SPARs in such Prohibited State was not permitted and was void ab initio and of no effect. The Registration Statement will set forth a list of any Prohibited State(s), if any.

Section 2.5 SPAR Terms.

(a) No Partial Exercise. Each SPAR that is exercised pursuant to the terms of this Agreement must be exercised, in full and not in part, for two (2) Public Shares.

(b) Exercise Price. Each SPAR will have a minimum exercise price of $10.00 per Public Share issuable upon exercise thereof (i.e., a minimum of an aggregate of $20.00 in total per SPAR). The Final Exercise Price per Public Share will be established at the time and in the manner set forth in Section 2.7(b).

(c) Expiration. The SPARs will expire upon the earliest to occur of (i) prior to execution of a Definitive Agreement (or subsequent to the execution of a Definitive Agreement, if such Definitive Agreement is terminated prior to the commencement of the SPAR Holder Election Period), the determination by the Board to liquidate the Company, (ii) following the commencement of the SPAR Holder Election Period, the determination by the Board that the Closing will not occur (an “Abandonment”), (iii) the final day of a Closing Extension Period (as defined in the Registration Statement) and (iv) the date that is ten (10) years from the Distribution Effective Time. The Company will announce the occurrence of any such expiration by promptly filing with the Commission a Current Report on Form 8-K.

(d) No Rights as Stockholder. A SPAR does not entitle any registered or beneficial holder thereof (including for the avoidance of doubt any Registered SPAR Holder, Registered Beneficial SPAR Holder, Beneficial SPAR Holder or any other Person) to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends or other distributions, to exercise any preemptive rights, or to vote or consent or receive notice as stockholders in respect of the meetings of stockholders, the election of directors of the Company, the amendment of any agreement to which the Company is a party (other than this Agreement) or any other matter, unless and until the registered or beneficial holder has paid the Final Exercise Price per Public Share and the Business Combination has been consummated.

(e) Abandonment. A Registered SPAR Holder may at any time, at such Registered SPAR Holder’s option, abandon all of such Registered SPAR Holder’s rights in a SPAR by instructing the Company that such Registered SPAR Holder has elected to abandon holder’s right, title and interest in and to the SPAR(s) by transferring such SPAR(s) to the Company without consideration therefor. A Beneficial SPAR Holder may at any time, at such Beneficial SPAR Holder’s option, abandon all of such Beneficial SPAR Holder’s rights in a SPAR by instructing its respective Registered Beneficial SPAR Holder to notify the Company that such Beneficial SPAR Holder has elected to abandon its right, title and interest in and to the SPAR(s) by transferring such SPAR to the Company without consideration therefor. Any SPARs acquired by the Company pursuant to this Section 2.5(e) will be automatically deemed extinguished and no longer issued for all purposes of this Agreement.

(f) Features in Certain Time Periods. SPARs will have the additional rights and attributes in the Search Period, the Disclosure Period, the SPAR Holder Election Period, and the Closing Period as are set forth in Section 2.6, Section 2.7, Section 2.8 and Section 2.9, respectively.

Section 2.6 Search Period.

(a) Definition of Search Period. As used herein, “Search Period” means the period beginning upon the Distribution Effective Time and ending immediately prior to the Disclosure Period, during which period the Company will search for a potential Business Combination, carry out due diligence in connection therewith, and negotiate a Definitive Agreement.

(b) No Certificate. The SPARs will not be evidenced by a certificate or other instrument during the Search Period.

(c) Non-Transferable. The SPARs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, during the Search Period, other than through a Permitted Transfer. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of SPARs, in whole or in part, in violation of this Section 2.6(c) will be void ab initio and of no effect.

(d) No Exercise. The SPARs will not be exercisable during the Search Period.

(e) Materially Adverse Amendments. If a Materially Adverse Amendment to this Agreement is proposed during the Search Period, the amendment will require the approval of holders of a majority of the SPARs present and voting on such matter at a duly called meeting of SPAR holders. SPAR holders will not be entitled to vote on any Materially Adverse Amendment to the Charter or on any other matter during the Search Period.

(f) Registration of Permitted Transfer.

(i) Subject to the restrictions on transferability set forth in Section 2.6(c), every request made to transfer a SPAR must be made in writing and accompanied by a written instrument of transfer in a form reasonably satisfactory to the Company and the SPAR Rights Agent pursuant to its guidelines, duly executed by (i) the holder thereof, (ii) the holder’s attorney duly authorized in writing, (iii) the holder’s personal representative or (iv) the holder’s survivor, and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the SPAR Rights Agent will, subject to its and the Company’s reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.6(c)), register the transfer of the SPARs in the SPAR Register. No transfer of a SPAR will be valid until registered in the SPAR Register in accordance with this Agreement.

(ii) The Company and SPAR Rights Agent may require payment from any recipient of a SPAR in a Permitted Transfer of a sum sufficient to cover any stamp or other Tax or governmental charge that may be imposed in connection with any such registration of transfer. The SPAR Rights Agent will have no duty or obligation to take any action under any section of this Agreement that requires the payment by a SPAR holder of applicable Taxes or charges unless and until the SPAR Rights Agent is satisfied that all such Taxes or charges have been paid.

(iii) All duly transferred SPARs registered in the SPAR Register will be the valid obligations of the Company and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor.

Section 2.7 Disclosure Period.

(a) Definition of Disclosure Period. As used herein, “Disclosure Period” means the period beginning upon the execution and announcement of a Definitive Agreement and ending immediately prior to the SPAR Holder Election Period, during which period the Company will publicly announce the Final Exercise Price per Public Share, file with the Commission the Business Combination Registration Statement and respond to the Commission’s comments, if any, thereon, and seek the satisfaction of all Disclosure Period Closing Conditions.

(b) Final Exercise Price per Public Share. Promptly following the execution of a Definitive Agreement, the Company will file with the Commission a Current Report on Form 8-K announcing the execution of the Definitive Agreement and setting forth the Final Exercise Price per Public Share.

(c) No Certificate. The SPARs will not be evidenced by a certificate or other instrument during the Disclosure Period.

(d) Non-Transferable. The SPARs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, during the Disclosure Period, other than through a Permitted Transfer. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of SPARs, in whole or in part, in violation of this Section 2.7(d) will be void ab initio and of no effect.

(e) No Exercise. The SPARs will not be exercisable during the Disclosure Period.

(f) Materially Adverse Amendments. If a Materially Adverse Amendment to this Agreement is proposed during the Disclosure Period, the amendment will require the approval of holders of a majority of the SPARs present and voting on such matter at a duly called meeting of SPAR holders. SPAR holders will not be entitled to vote on any Materially Adverse Amendment to the Charter or the Definitive Agreement or on any other matter during the Disclosure Period.

(g) Registration of Permitted Transfers. Registration of Permitted Transfers during the Disclosure Period will be effected in accordance with the provisions of Section 2.6(f), mutatis mutandis.

(h) Application for DTC Eligibility. During the Disclosure Period (and for the avoidance of doubt, prior to the Business Combination Registration Statement being declared effective by the Commission), the Company will apply, pursuant to DTC’s customary procedures (the “DTC Eligibility Application”), for the SPARs to be approved as a DTC eligible security able to be settled and cleared through DTC from and after the DTC Mandatory Reorganization (as defined below) (“DTC Eligibility Approval”).

(i) OTCQX. During the Disclosure Period (and for the avoidance of doubt, prior to the Business Combination Registration Statement being declared effective by the Commission), the Company will apply, pursuant to the customary procedures of The OTC Markets Group, Inc., to have the SPARs quoted on the OTCQX Best Market (or such other OTC market or other exchange as the Company deems suitable, in the event that the SPARs are not able to be quoted on the OTCQX Best Market), subject to official notice that the DTC Mandatory Reorganization has been consummated (“Listing Approval”).

(j) Business Combination Registration Statement; Disclosure Period Closing Conditions. During the Disclosure Period, the Company will (i) file and use its commercially reasonable efforts to have declared effective by the Commission the Business Combination Registration Statement, (ii) use its commercially reasonable efforts to cause the Disclosure Period Closing Conditions to be satisfied and (iii) after receipt of DTC Eligibility Approval and Listing Approval, mail or otherwise transmit the Business Combination Registration Statement to SPAR holders pursuant to applicable Law.

(k) Abandonment. If a Business Combination is abandoned during the Disclosure Period, the Company will terminate the Definitive Agreement, withdraw the Business Combination Registration Statement (if filed), and continue to search for a Business Combination.

Section 2.8 SPAR Holder Election Period.

(a) Definition of SPAR Holder Election Period. As used herein, “SPAR Holder Election Period” means the period, as determined by the Company in its sole discretion, during which SPAR holders may submit Elections to have SPARs exercised upon consummation of a Business Combination, which period will (i) begin no earlier than the time at which the DTC Eligibility Approval and Listing Approval have been received, the Disclosure Period Closing Conditions have been satisfied, and the Business Combination Registration Statement has been declared effective by the Commission and transmitted to SPAR holders in accordance with Section 2.7(j) and (ii) be no fewer than 20 Business Days.

(b) Announcement. Prior to the commencement of the SPAR Holder Election Period, the Company will announce the start date and expected end date of the SPAR Holder Election Period by filing with the Commission a Current Report on Form 8-K (“Election Period Announcement 8-K”).

(c) Effectuation of DTC Mandatory Reorganization at DTC; Treatment of Registered SPAR Holders in connection with DTC Mandatory Reorganization.

(i) Notice to SPAR Rights Agent. No later than the date of submission of the DTC Eligibility Application, the Company will notify the SPAR Rights Agent in writing of the then-expected commencement date of the SPAR Holder Election Period and the SPAR Rights Agent will use its commercially reasonable efforts to cause DTC to reconcile its Escrow CUSIP(s) books and records to the SPAR Register, including without limitation by sending to DTC a customary suppression notice in the form set forth as Exhibit C in order to effectuate such reconciliation.

(ii) Instruction to SPAR Rights Agent to Effectuate DTC Mandatory Reorganization. Immediately after filing with the Commission the Election Period Announcement 8-K, the Company will (i) deliver the Election Period Announcement 8-K to the SPAR Rights Agent and (ii) instruct the SPAR Rights Agent in writing to send to DTC a DTC Mandatory Reorganization announcement (“DTC Mandatory Reorganization Announcement”) in customary form with respect the DTC Mandatory Reorganization, including without limitation the effective date of the DTC Mandatory Reorganization, which will be the Business Day two Business Days prior to the start of the SPAR Holder Election Period (“DTC Mandatory Reorganization Effective Date”).

(iii) Instruction to DTC; Response to DTC Questionnaire; Other Reasonable Actions. Immediately after receipt of the Election Period Announcement 8-K, the SPAR Rights Agent will deliver the DTC Mandatory Reorganization Announcement to DTC, respond promptly to the customary questionnaire delivered by DTC to the SPAR Rights Agent confirming the information set forth in the DTC

Mandatory Reorganization Announcement, and otherwise take all actions as reasonably requested by the Company to cause the DTC Mandatory Reorganization to occur, including providing such customary records, documents, instructions or certificates to DTC or other Persons as may be necessary in order to effect the DTC Mandatory Reorganization.

(iv) Deposit of SPARs at DTC. On the DTC Mandatory Reorganization Effective Date, pursuant to customary procedures of DTC and the SPAR Rights Agent, (i) the SPAR Rights Agent will cause the account of each Registered Beneficial SPAR Holder in the SPAR Register to be debited to zero (the aggregate number of all such debited SPARs, the “Aggregate Number of Registered Beneficial SPARs”), (ii) the SPAR Rights Agent will cause, pursuant to the Company’s written instruction, the Aggregate Number of Registered Beneficial SPARs to be represented by one or more book-entry certificates (the “Book-Entry Certificates”), (iii) the Book-Entry Certificates will be deposited with DTC and registered in the SPAR Register in the name of Cede & Co., as the nominee of DTC, (iv) the SPAR Rights Agent will use commercially reasonable efforts to cause DTC to distribute the Aggregate Number of Registered Beneficial SPARs to the former Registered Beneficial SPAR Holders in an amount for each former Registered Beneficial SPAR Holder equal to the amount of SPARs issued to such former Registered Beneficial SPAR Holder on the SPAR Register immediately prior to the DTC Mandatory Reorganization Effective Date and (v) thereafter ownership of beneficial interests in the SPARs held by former Registered Beneficial SPAR Holders will be shown on, and the transfer of such ownership will be effected through, records maintained by (a) DTC or its nominee for each Book-Entry Certificate and (b) DTC Participants (the “DTC Mandatory Reorganization”).

(v) Notice of Effectuation of DTC Mandatory Reorganization. The SPAR Rights Agent will promptly provide notice to all former Registered Beneficial SPAR Holders that the DTC Mandatory Reorganization has occurred, which notice will include (i) the number of SPARs credited to the account of such former Registered Beneficial SPAR Holder, (ii) procedures for the Election and exercise of SPARs by Beneficial SPAR Holders, (iii) information regarding the transferability of the SPARs and (iv) such other information as directed by the Company.

(vi) Treatment of Registered SPAR Holders in connection with DTC Mandatory Reorganization. The DTC Mandatory Reorganization will have no effect on Registered SPAR Holders, which will continue to be reflected on the SPAR Register as prior to the DTC Mandatory Reorganization.

(d) Certificates. Immediately after the DTC Mandatory Reorganization, the SPARs will be represented in the SPAR Register solely by (i) the book-entry positions of the Registered SPAR Holders and (ii) the book-entry of the position of Cede & Co., as nominee of DTC. Thereafter, SPARs will be eligible to be issued in certificated form at the request of the beneficial holders thereof, subject to the customary procedures of the SPAR Rights Agent and DTC.

(e) Transferability.

(i) Transferability until Final Trading Time. During the period beginning on the first date of the SPAR Holder Election Period and ending at the Final Trading Time, the SPARs will be freely transferrable, subject to applicable Law.

(ii) Instruction to DTC to Chill Transfers. The SPAR Rights Agent, at the written request of the Company in the form set forth as Exhibit D delivered no later than five Business Days prior to the Final Trading Time, will instruct DTC to chill the transfer of all SPARs from and after the Final Trading Time.

(f) No Exercise; Election to Have SPARs Exercised at Closing of Business Combination. The SPARs will not be exercisable during the SPAR Holder Election Period. Notwithstanding the foregoing, during the SPAR Holder Election Period, holders may elect to have their SPARs exercised upon the closing of the Business Combination pursuant to this Agreement by following the procedures set forth in Section 2.8(g) (an “Election”).

(g) Submission of Elections by Registered SPAR Holders; PSOP Application; Submission of Elections by Beneficial SPAR Holders.

(i) Procedures for Submitting SPARs for Election by Registered SPAR Holders. In order for Registered SPAR Holders to submit an Election, the Registered SPAR Holder will be required to deliver to the SPAR Rights Agent properly completed and signed customary materials required by the SPAR Rights Agent, together with payment of the aggregate Final Exercise Price per Public Share.

(ii) PSOP Application. The Company and the SPAR Rights Agent will each use their respective commercially reasonable efforts to cause DTC to utilize the PSOP application of DTC’s Participant Terminal System (the “PSOP System”) in connection with the submission of SPARs for Election by Beneficial SPAR Holders (or such other application or DTC system that is reasonably acceptable to the Company and to the SPAR Rights Agent in light of the SPARs’ features).

(iii) Procedures for Submitting SPARs for Election by Beneficial SPAR Holders. In order for a Beneficial SPAR Holder to submit an Election, (i) the Beneficial SPAR Holder will be required to instruct its broker to submit its SPARs for Election through the PSOP System and (ii) the broker will be required to submit such SPARs for Election through the PSOP System and arrange for payment of the aggregate Final Exercise Price per Public Share to the DTC payment processing platform.

(iv) Submitted SPARs Rights Envelope. Each of the Company and the SPAR Rights Agent will use their respective commercially reasonable efforts to cause DTC to hold any SPARs submitted for Election through the PSOP System to be held in a “rights envelope” pending closing of the Business Combination pursuant to DTC’s customary procedures involving rights offering with a minimum contingency feature.

(v) Tendered Final Exercise Price Custodial Account. Prior to the commencement of the SPAR Holder Election Period, the Company will enter into a customary Custodial Agreement (the “Custodial Agreement”) with Continental, as custodian (“Custodian”), pursuant to which all payments submitted by SPAR holders in connection with the Election of SPARs will be deposited and held in a custodial account (the “Custodial Account”) for the benefit of SPAR holders who have submitted such payments. The proceeds held in the Custodial Account will be held in cash or invested, at the Company’s election and as will be disclosed in the Definitive Agreement, in U.S. Treasury obligations with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended. No payments tendered in connection with the Election of SPARs will be held past the date that is ten (10) months from the first date of the initial SPAR Holder Election Period (and not, for the avoidance of doubt, from the first day of any post-Materially Adverse Amendment additional 20 Business Day SPAR Holder Election Period contemplated by Section 2.8(i)) and will be subject to such other terms as set forth in the Custodial Agreement.

(h) Irrevocability. Holders may not revoke, cancel or change an Election (a “Revocation”) or request a refund of monies paid under any circumstances.

(i) Amendments.

(i) SPAR Rights Agreement. During the SPAR Holder Election Period, in the event a Materially Adverse Agreement is made to this Agreement, (a) the Materially Adverse Agreement will require the approval of a majority of SPAR holders present and voting on such matter, (b) the Company will cause all previous Elections of SPARs to be revoked and all funds tendered in connection therewith to be returned from the Custodial Account and (c) the Company will re-open the SPAR Holder Election Period for an additional 20 Business Days after approval of the SPAR holders as indicated above.

(ii) Charter or Definitive Agreement. During the SPAR Holder Election Period, in the event a Materially Adverse Agreement is made to the Charter or the Definitive Agreement, (a) the Company will cause all previous Elections of SPARs to be revoked and all funds tendered in connection therewith to be returned from the Custodial Account and (b) the Company will hold or re-open the SPAR Holder Election Period for an additional 20 Business Days. SPAR holders will not be entitled to vote on any Materially Adverse Amendment to the Charter or the Definitive Agreement or on any other matter during the Disclosure Period.

(j) Abandonment. If a Business Combination is abandoned during SPAR Holder Election Period, the offer constituted by the submission of an Election will be rejected, and all Elections will be disregarded. Any funds held in the Custodial Account will be promptly returned to electing SPAR holders, with interest (if any), all SPARs will expire and be terminated without the payment of any consideration therefor, and the Company will be liquidated.

Section 2.9 Closing Period.

(a) Definition of Closing Period. As used herein, “Closing Period” means the 10 Business Day period immediately following the SPAR Holder Election Period.

(b) Transferability. During the Closing Period, the Company and the SPAR Rights Agent will use their respective commercially reasonable efforts to cause DTC to (i) maintain “chill” of SPARs described in Section 2.8(e)(ii) and (ii) hold all Elected SPARs in the “rights envelope” described in Section 2.8(g)(iv).

(c) Decision. During the Closing Period, the Company will publicly announce, by filing with the Commission a Current Report on Form 8-K no later than 2 days prior to the last day of the Closing Period, its decision to (i) consummate the Business Combination in accordance with Section 2.9(d), (ii) extend the Closing Period in accordance with Section 2.9(e) or (iii) abandon the Business Combination in accordance with Section 2.9(f).

(d) Consummation.

(i) Available Shares; Valid Issuance. From and after the date of the Election Period Announcement 8-K, the Company will reserve and keep available a number of authorized but unissued common shares that will be sufficient to permit the full exercise of all SPARs with respect to which an Election may be duly submitted (or, in the event that the Company will not be the Continuing Company, the Company will cause the Continuing Company to covenant in the Definitive Agreement to reserve and keep available a number of authorized but unissued common shares that will be sufficient to permit the full exercise of all SPARs with respect to which an Election may be duly submitted.

(ii) Issuance of Public Shares. Concurrently with the Closing, the Custodian shall release the funds held in the Custodial Account with interest to the Company. Concurrently with the release to the Company of the funds held in the Custodial Account, the Company will cause to be exercised each SPAR for which an Election and the applicable payment have been duly submitted, and will issue a book-entry position or certificate, as applicable, for the number of Public Shares to which the holder of each such SPAR is entitled, registered in such name or names as in which such SPAR was registered prior to exercise (including for the avoidance of doubt registered in the name of Cede & Co., as nominee of DTC).

(e) Extension. The Company may extend the Closing Period only in the event that it is unable to effect the Closing due to (x) an injunction by a governmental authority that the Company is permitted by Law to appeal or (y) a refusal by the any of the other parties to the Business Combination to perform its obligations under the Definitive Agreement. The Closing Period may not be extended past the date that is ten (10) months from the first date of the SPAR Holder Election Period (the “Extended Closing Period Deadline”).

During an extension of the Closing Period, payments tendered in connection with the Election of SPARs will continue to be held in the Custodial Account pending resolution of such injunction or refusal to perform.

(f) Abandonment. If a Business Combination is abandoned during the Closing Period or the Extended Closing Period Deadline occurs prior to a Closing, the offer constituted by the submission of an Election will be rejected, and all Elections will be disregarded. Any funds held in the Custodial Account will be promptly returned to electing SPAR holders as set forth in Section 2.9(g), all SPARs will expire and be terminated without the payment of any consideration therefor, and the Company will be liquidated.

(g) Return of Funds. In the event of an Abandonment or if the SPARs expire (including as a result of a failure to effect the Closing during an extension of the Closing Period), the Company will instruct the Custodian to promptly distribute the funds held in the Custodial Account to Holders who have duly submitted their Elections and payments of the Final Exercise Price per Public Share on a pro rata basis, with interest (if any), subject to and on the terms set forth in the Custodial Agreement. Following the return of funds, Electing Holders will have no further right to the amounts held in the Custodial Account, if any.

(h) Amendments.

(i) SPAR Rights Agreement. During the Closing Period, in the event a Materially Adverse Agreement is made to the this Agreement, (a) the Materially Adverse Agreement will require the approval of a majority of SPAR holders present and voting on such matter, (b) the Company will cause all previous Elections of SPARs to be revoked and all funds tendered in connection therewith to be returned from the Custodial Account and (c) the Company will hold or re-open the SPAR Holder Election Period for an additional 20 Business Days.

(ii) Charter or Definitive Agreement. During the Closing Period, in the event a Materially Adverse Agreement is made to the Charter or the Definitive Agreement, (a) the Company will cause all previous Elections of SPARs to be revoked and all funds tendered in connection therewith to be returned from the Custodial Account and (b) the Company will hold or re-open the SPAR Holder Election Period for an additional 20 Business Days.

ARTICLE III

CONCERNING THE SPAR RIGHTS AGENT AND OTHER MATTERS

Section 3.1 Payment of Taxes. The Company will promptly pay or cause to be paid all Taxes and charges that may be imposed upon the Continuing Company or the SPAR Rights Agent in respect of the issuance or delivery of Public Shares upon the exercise of the SPARs, but the Company will not be obligated to pay or cause to be paid any transfer Taxes in respect of the SPARs or such Public Shares.

Section 3.2 Resignation, Consolidation or Merger of SPAR Rights Agent.

(a) Resignation. The SPAR Rights Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving, prior to the Mandatory Reorganization, one hundred and twenty (120) days’ notice in writing to the Company. If the office of the SPAR Rights Agent becomes vacant by resignation or incapacity to act or otherwise, the Company will appoint in writing a successor SPAR Rights Agent in place of the SPAR Rights Agent. If the Company will fail to make such appointment within a period of sixty (60) days after it has been notified in writing of such resignation or incapacity by the SPAR Rights Agent or by the Holder of a SPAR (who will, with such notice, submit his, her, their or its SPAR for inspection by the Company), then any SPAR holder may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor SPAR Rights Agent at the Company’s cost. Any successor SPAR Rights Agent, whether appointed by the Company or by such court, will be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor SPAR Rights Agent will be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor SPAR Rights Agent with like effect as if originally named as SPAR Rights Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor SPAR Rights Agent will execute and deliver, at the expense of the Company, an instrument transferring to such successor SPAR Rights Agent all the authority, powers, and rights of such predecessor SPAR Rights Agent hereunder; and upon request of any successor SPAR Rights Agent the Company will make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor SPAR Rights Agent all such authority, powers, rights, immunities, duties, and obligations.

(b) Notice. In the event a successor SPAR Rights Agent will be appointed, the Company will give notice thereof to the predecessor SPAR Rights Agent and the Transfer Agent of the Company not later than the effective date of any such appointment.

(c) Consolidation or Merger. Any corporation into which the SPAR Rights Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the SPAR Rights Agent will be a party will be the successor SPAR Rights Agent under this Agreement without any further act.

Section 3.3 Fees and Expenses of SPAR Rights Agent. The Company agrees to pay the SPAR Rights Agent reasonable remuneration for its services as such SPAR Rights Agent hereunder and will, pursuant to its obligations under this Agreement, reimburse the SPAR Rights Agent upon demand for all expenditures that the SPAR Rights Agent may reasonably incur in the execution of its duties hereunder.

Section 3.4 Liability of SPAR Rights Agent.

(a) Whenever in the performance of its duties under this Agreement, the SPAR Rights Agent will deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder (including the fact of authority of any Person giving instructions to the SPAR Rights Agent hereunder), such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, Corporate Secretary or other principal officer of the Company and delivered to the SPAR Rights Agent. The SPAR Rights Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

(b) The SPAR Rights Agent will be liable hereunder only for its own or its representatives’ gross negligence, willful misconduct, fraud, bad faith or material breach of this Agreement. The Company agrees to indemnify the SPAR Rights Agent and save it harmless against any and all liabilities, including judgments, out-of-pocket costs and reasonable outside counsel fees, for anything done or omitted by the SPAR Rights Agent in the execution of this Agreement, except as a result of the SPAR Rights Agent’s or its representatives’ gross negligence, willful misconduct, fraud, bad faith or material breach of this Agreement.

(c) The SPAR Rights Agent will have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any SPAR (except its countersignature thereof). The SPAR Rights Agent will not be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any SPAR. The SPAR Rights Agent will not be responsible to take any action with respect to the SPARs except as set expressly set forth herein and accordingly will not be responsible to make any adjustments required under the provisions hereof or be responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment, other than making such adjustments as directed by the Company; nor will it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Public Shares to be issued pursuant to this Agreement or any SPAR or as to whether any Public Shares will, when issued, be valid and fully paid and nonassessable.

Section 3.5 Acceptance of Agency. The SPAR Rights Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, will account promptly to the Company with respect to SPARs elected to be exercised and concurrently account for, and cause to be deposited with the Custodian, all monies received by the SPAR Rights Agent for the purchase of Public Shares through the submission of Elections.

Section 3.6 No Claim to Custodial Account. The SPAR Rights Agent has no right of set-off or any other right, title, interest or claim of any kind (“Claim”) in, or to any distribution of, the Custodial Account and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Custodial Account for any reason whatsoever. The SPAR

Rights Agent hereby waives any and all Claims against the Custodial Account and any and all rights to seek access to the Custodial Account other than for the purpose of depositing monies received in respect of Elected SPARs with the Custodian.

ARTICLE IV

MISCELLANEOUS

Section 4.1 Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the SPAR Rights Agent will bind and inure to the benefit of their respective successors and assigns.

Section 4.2 Notice. Any notice, statement or demand authorized by this Agreement to be given or made by the SPAR Rights Agent or by the Holder of any SPAR to or on the Company will be sufficiently given (i) if by email, when the email is sent, or (ii) when so delivered if by hand or overnight delivery, or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the SPAR Rights Agent), as follows:

Pershing Square SPARC Holdings, Ltd.

787 Eleventh Avenue, 9th Floor

New York, NY 10019

Attention: Steve Milankov, Esq., General Counsel and Corporate Secretary

email: Legal@persq.com

Any notice, statement or demand authorized by this Agreement to be given or made by the Holder of any SPAR or by the Company to or on the SPAR Rights Agent will be sufficiently given (i) if by email, when the email is sent, or (ii) when so delivered if by hand or overnight delivery, or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the SPAR Rights Agent with the Company), as follows:

Continental Stock Transfer & Trust Company

One State Street, 30th Floor

New York, NY 10004

Attention: Compliance Department

email: compliance@continentalstock.com

Section 4.3 Applicable Law. The validity, interpretation, and performance of this Agreement and of the SPARs will be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement will be brought and enforced in the courts of the City of New York, County of New York, State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction. The Company hereby waives any objection to such jurisdiction and that such courts represent an inconvenient forum.

Section 4.4 Compliance and Confidentiality. The SPAR Rights Agent will perform its duties under this Agreement in compliance with all applicable Laws and keep confidential all information relating to this Agreement and, except as required by applicable Law, will not use such information for any purpose other than the performance of the SPAR Rights Agent’s obligations under this Agreement.

Section 4.5 Persons Having Rights under this Agreement. Nothing in this Agreement will be construed to confer upon, or give to, any Person or corporation other than the parties hereto and the Registered Holders of the SPARs any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement will be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders of the SPARs.

Section 4.6 Examination of the SPAR Agreement. A copy of this Agreement will be available at all reasonable times at the office of the SPAR Rights Agent in the Borough of Manhattan, City and State of New York, for inspection by the Registered Holder of any SPAR. The SPAR Rights Agent may require any such Holder to submit such Holder’s SPAR for inspection by the SPAR Rights Agent.

Section 4.7 Governance. The Company will comply with the corporate governance provisions applicable to New York Stock Exchange listed companies set forth in Section 303A of the NYSE Listed Company Manual (without giving effect to any exceptions applicable to controlled companies).

Section 4.8 Counterparts. This Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts will for all purposes be deemed to be an original, and all such counterparts will together constitute but one and the same instrument. All signatures required or contemplated by this Agreement may be electronic.

Section 4.9 Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and will not affect the interpretation thereof.

Section 4.10 Amendments. This Agreement may be amended by the parties hereto without the consent of any Registered SPAR Holder, Registered Beneficial SPAR Holder or Beneficial SPAR Holder for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that in the good-faith, reasonable judgment of the Company’s independent directors would not constitute a Materially Adverse Amendment. All other modifications or amendments shall require the vote of the holders of a majority of the SPARs present and voting on such matter at a duly called meeting of SPAR holders. The SPAR holders will have no other approval rights except as expressly provided for in this Agreement.

Section 4.11 Severability. This Agreement will be deemed severable, and the invalidity or unenforceability of any term or provision hereof will not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there will be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

Exhibit A – Notice of Distribution

Exhibit B – Notice of Prohibited States

Exhibit C – Suppression Notice

Exhibit D – DTC Chill Request

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

PERSHING SQUARE SPARC HOLDINGS, LTD.

By:	/s/ William A. Ackman
Name: William A. Ackman
Title: Chief Executive Officer

[Signature Page to Special Purpose Acquisition Rights Agreement]

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as SPAR Rights Agent

By:	/s/ Luis Ortiz
Name:	Luis Ortiz
Title:	Vice President

[Signature Page to Special Purpose Acquisition Rights Agreement]